CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of The World Funds, Inc. and to the use of our report dated February 28, 2011 on the financial statements and financial highlights of REMS Real Estate Value-Opportunity, REMS Real Estate 50/50 Income Fund (formerly CSI Equity Income Fund) and Eastern European Equity Fund. Such financial statements and financial highlights appear in the 2010 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
May 2, 2011